Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated August 17, 2020, relating to the balance sheet of Mudrick Capital Acquisition Corporation II as of August 3, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 30, 2020 (inception) through August 3, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 8, 2020